Exhibit 10.15

SENIOR EXECUTIVE AGREEMENT

THIS AGREEMENT by and between ON ASSIGNMENT, INC., a Delaware corporation (the “Company”) and SHAWN MOHR (“Executive”) is executed on April 14, 2004, but is effective for all purposes as of May 1, 2004 (the “Effective Date”).

Recitals

A.            The Company, Executive and S3 Consulting, Inc. are parties to that certain Consulting Agreement dated January 13, 2004 (the “Consulting Agreement”).

B.            The Company and Executive desire to terminate the Consulting Agreement and enter into an agreement pursuant to which Executive will be employed as the Chief Sales Officer of the Company and President of the Company’s Healthcare Staffing Division on the terms and conditions set forth in this Agreement.

C.            Certain definitions are set forth in Section 4 of this Agreement.

Agreement

The parties hereto agree as follows:

1.             Employment.  The Company hereby engages Executive to serve as the Chief Sales Officer of the Company and President of the Company’s Healthcare Staffing Division, and Executive agrees to serve the Company, during the Service Term (as defined in Section 1(f) hereof) in the capacities, and subject to the terms and conditions, set forth in this Agreement.

(a)           Services.  During the Service Term, Executive, as Chief Sales Officer of the Company and President of the Company’s Healthcare Staffing Division, shall be responsible for (i) the Company’s sales, recruiting and training activities for the company’s Lab Support and Local Healthcare lines of business, (ii) the day-to-day operations of the Company’s Local Healthcare line of business, and (iii) all other duties and responsibilities as may be reasonably assigned to him from time to time by the Board, the Company’s Chief Executive Officer (the “CEO”) and/or the Company’s Chief Operating Officer (the “COO”).  Executive will report directly to the COO.  Executive will devote his best efforts and substantially all of his business time and attention (except for vacation periods and periods of illness or other incapacity) to the business of the Company and its Affiliates.  Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive’s obligations hereunder, Executive may (A) serve as an officer, director or trustee of any charitable or non-profit entity; (B) own a passive investment in any private company that is not a competitor of the Company and own up to 2% of the outstanding voting securities of any public company.  Unless the Company and Executive agree to the contrary, Executive’s place of employment shall be at the Company’s office in Calabasas,

California; provided, however, that Executive will travel to such other locations of the Company and its Affiliates as may be reasonably necessary in order to discharge his duties hereunder.

(b)           Salary, Bonus and Benefits.

(i)            Salary and Bonus.  During the Service Term, the Company will pay Executive a base salary (the “Annual Base Salary”) as the Board may designate from time to time, at the rate of not less than $230,000 per annum; provided, however, that the Annual Base Salary shall be subject to review annually (at the end of each of fiscal year of the Company) by the Board for upward increases thereto.  Executive will be eligible to receive an annual bonus in an amount of up to 100% of Executive’s Annual Base Salary for such fiscal year, as determined by the Compensation Committee of the Board of Directors based upon the Company’s achievement of budgetary and other objectives set by the Compensation Committee after review of a financial performance plan that is prepared by Executive and COO and recommended to the Compensation Committee.  In respect of such bonus, a 50% bonus opportunity will apply to achievement of plan targets that are a combination of targets for revenue, EBITDA, and operating margin of the Company’s Healthcare Staffing Division.  An additional 25% bonus opportunity will apply to achievement of plan targets relating to recruiting and training of Company sales personnel.  Finally, an additional 25% bonus opportunity (thereby making the total bonus opportunity 100% of Executive’s Annual Base Salary) will apply to achievement of plan targets that are a combination of the Company’s corporate-level targets for some or all of revenue, EBITDA, share price and earnings per share levels or other targets as may be set forth in the bonus plan established for Executive in accordance with the foregoing terms.  Within 90 days of the effective date of this Agreement, Executive and the COO will submit a performance plan to the Compensation Committee and the Compensation Committee will adopt a performance plan and targets applicable to Executive.  All plan performance targets will be defined in terms that exclude the effects of any nonrecurring charges related to goodwill write-offs or changes in accounting treatment.  The annual bonus, if any, shall be due and payable to Executive prior to March 30 of the following fiscal year.

(ii)           Benefits.  During the Service Term, Executive shall be entitled to participate in and shall receive all benefits under pension benefit plans provided by the Company (including without limitation participation in any Company incentive, savings and retirement plans, practices, policies and programs) to the extent applicable generally to other peer executives of the Company.  In addition, during the Service Term, the Executive and/or the Executive’s family shall be entitled to participate and shall receive all benefits under welfare plans provided by the Company (including without limitation medical prescriptions, dental, disability, employee life, group life, accidental life and travel accident insurance plans and plans) to the extent and on the same basis applicable generally to other peer executives of the Company.  Executive shall be reimbursed for customary travel and other expenses, subject to standard and reasonable documentation requirements.  Executive shall also be eligible to receive four weeks paid vacation per annum.

(iii)         Stock Options.

(A)          Executive shall receive a non-qualified stock option grant for the purchase of 110,000 shares of the common stock of the Company at an exercise price equal to the closing price of the Company’s common stock (the “Common Stock”) on the NASDAQ National Market System as of the date upon which this employment agreement is signed.  All options shall (i) be exercisable at the fair market value of the Common Stock on the date of grant; (ii) vest over a four-year period with 25% vesting on the first anniversary of the Effective Date and monthly thereafter at the rate of 1/36th of the remainder of the grant (subject to accelerated vesting upon a change of control or permanent disability to the extent permitted by the Company’s stock option plan); and (iii) expire not later than the tenth anniversary of the date of grant.

(B)           In addition, the first 50% of the 40,000 non-qualified stock options granted to Executive under Section 4(e) of the Consulting Agreement shall vest on the first anniversary of the date of the Consulting Agreement (i.e., January 13, 2005) in accordance with the terms thereof, whether or not this Agreement is terminated by the Company prior to that first anniversary date.

(C)           Further, the second 50% of the 40,000 non-qualified stock options granted to Executive under Section 4(e) of the Consulting Agreement (which were set to vest at the rate of 1/12th per month if Executive were to become an employee of, or continued to consult for, the Company after the first anniversary of the effective date of the Consulting Agreement) shall vest in accordance with the schedule set forth under clause (ii) of subparagraph (A) above.

(D)          The terms and conditions of the stock options shall otherwise be those set forth under the Company’s stock option plan and shall be consistent with the terms contained in stock option agreements provided to other peer executives of the Company.

(iv)          Change of Control Plan.  Executive shall be entitled to participate in the Company’s existing Change of Control Severance Plan as well as any successor plan thereto.

(v)            Ongoing Compensation and Other Arrangements Under Consulting Agreement.  Notwithstanding anything herein to the contrary in respect of the termination of the Consulting Agreement caused by the effectiveness of this Agreement:

(A)          The Company shall remain obligated to pay Executive for any amounts properly invoiced under the Consulting Agreement for services rendered by Executive as a consultant thereunder prior to the Effective Date;

(B)           Upon payment by the Company of the amounts referred to in Section 1(b)(v)(A), above, Executive shall turn over, assign and release to the Company any and all courseware and other training tools and video training modules as may have been created by Executive or by others working for him (and whether or not completed) during the term of the Consulting Agreement; and

(C)           Executive shall continue to honor his refund and reimbursement obligations under Section 4(d) of the Consulting Agreement in respect of employees recruited by Executive prior to the termination of the Consulting Agreement who are terminated by the Company prior to four (4) months of service.

(c)           Termination.

(i)            Events of Termination.  Executive’s employment with the Company shall cease upon:

(A)          Executive’s death.

(B)           Executive’s voluntary retirement.

(C)           Executive’s permanent disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties for a period of six months in any twelve month period and such permanent incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the Board in good faith based on competent medical advice in the event that the Company does not maintain disability insurance on Executive.

(D)          Termination by the Company by the delivery to Executive of a written notice from the Board, the CEO or the COO that Executive has been terminated (“Notice of Termination”) with or without Cause.  “Cause” shall mean:

(1)           Executive’s (aa) conviction of a felony; (bb) Executive’s commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Subsidiaries; (cc) Executive’s misappropriation of material funds or assets of the Company for personal use; or (dd) Executive’s engagement in unlawful harassment or other discrimination with respect to the employees of the Company or its Subsidiaries;

(2)           Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the Board, the CEO or the COO, and such neglect has not been cured within 30 days after Executive receives notice thereof;

(3)           Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company;

(4)           Executive’s engaging in conduct constituting a breach of Sections 2 or 3 hereof that is not cured in full within 15 days, and is materially and demonstrably injurious to the Company, after  notice of default thereof, from the Company, as determined by a court of law.

The delivery by the Company of notice to Executive that it does not intend to renew this Agreement as provided in Section 1(f) shall constitute a termination by the Company without Cause unless such notice fulfills the requirements of Section 1(c)(i)(D)(1), (2), (3) or (4) above.

(E)           Executive’s voluntary resignation for whatever reason by the delivery to the Company and the Board of at least 30 days written notice from Executive (or 90 days in the case of notice to the Company that Executive does not intend to renew this Agreement as provided in Section 1(f)).

(ii)           Date of Termination.  “Date of Termination” means (i) if the employment is terminated for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the employment is terminated by the Executive’s resignation, the Date of Termination shall be the date which is thirty (30) days following the date on which the Company receives notice of such resignation, (iv) if the Executive’s employment is terminated by reason of death or disability, the Date of Termination shall be the date of death or the disability effective date, as the case may be; and

(v) if either the Company or the Executive delivers a notice under Section 1(f) indicating that it or he is not renewing the Service Term, the Date of Termination shall be the last day of the then-current Service Term.

(iii)         Rights on Termination.

(A)          In the event that termination is by the Company without Cause (including by operation of the last paragraph of Section 1(c)(i)(D) above), the Company will continue, for a period of twelve (12) months commencing on the Date of Termination (the “Severance Period”), to pay Executive a monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.  During the Severance Period, the Company will also pay for Executive’s existing Company insurance coverage.  The payments of Annual Base Salary and insurance premiums in accordance with this Section 1(c)(iii)(A) are collectively referred to as “Severance Payments”. This Section 1(c)(iii)(A) shall not apply unless the Company and Executive have executed a general release in a form acceptable to the Company and is subject to paragraph (e) below.  In addition, the Company will pay to Executive in a lump sum any accrued but unused vacation time.

(B)           If the Company terminates Executive’s employment for Cause, or if Executive resigns for whatever Reason (including by the Executive’s non-renewal of the Service Term under Section 1(f) below), the Company’s obligations to pay any compensation or benefits under this Agreement (other than accrued but unused vacation time which shall be paid to Executive in a lump sum payment) and all vesting under all stock options held by Executive will cease effective as of the Date of Termination.  In such event, Executive’s rights under stock options vested prior to the Date of Termination shall not be affected, except to the extent that Executive’s termination of employment accelerates the termination of such stock options.  Executive’s right to receive any other health or other benefits, if any, will be determined under the provisions of applicable plans, programs or other coverages.

(C)           If Executive’s employment terminates because of Executive’s death or permanent disability, then Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any  “key man” life insurance policy) paid for by the Company.  In addition, if such death or disability occurs while Executive is employed hereunder, for a period of six (6) months commencing on the date of such death or such disability is established, Executive or his estate shall be entitled to payment of his monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.

Notwithstanding the foregoing, the Company’s obligation to Executive for severance pay or other rights under either subparagraphs (A) or (B) above (the “Severance Pay”) shall cease if Executive is found by a court of law to be in material violation of the provisions of Sections 2 or 3 hereof.  Until such time as Executive has received all of his Severance Payments, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to Executive under this Agreement.

(d)           Mitigation. The Company’s obligation to continue to provide Executive with the Severance Payments pursuant to Section 1(c)(iii)(A) above and the benefits pursuant to the second sentence of Section 1(c)(iii)(C) above shall cease if Executive becomes employed as a senior executive by a third party.  Executive shall be under no obligation to seek or accept any employment during the Severance Period.

(e)           Liquidated Damages. The parties acknowledge and agree that damages which will result to Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination.  Executive agrees that, except for such other payments and benefits to which Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, Executive will execute a contingent mutual release of claims in a form reasonably satisfactory to both the Company and Executive.

(f)            Term of Employment.  Unless Executive’s employment under this Agreement is sooner terminated as a result of Executive’s termination in accordance with the provisions of Section 1(c) above, Executive’s employment under this Agreement shall commence on the Effective Date and shall terminate on the third anniversary of the Effective Date (the “Service Term”); provided, however, that Executive’s employment under this Agreement, and the Service Term, shall be automatically renewed for additional one-year periods commencing on such third anniversary and, thereafter, on each successive anniversary of such date unless either the Company or Executive notify the other party in writing within ninety (90) days prior to any such anniversary that it or he desires not to renew Executive’s employment under this Agreement.  All references herein to “Service Term” shall include any renewals thereof after the third anniversary of the Effective Date.

2.             Confidential Information; Proprietary Information, etc.

(a)           Obligation to Maintain Confidentiality. Executive acknowledges that any Proprietary Information disclosed or made available to Executive or obtained, observed or known by Executive as a direct or indirect consequence of his employment with or performance of services for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which Executive is receiving Severance Payments, are the property of the Company and its Affiliates.  Therefore, Executive agrees that he will not at any time (whether during or after Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent.  Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after Executive’s term of employment), all Records which he may then possess or have under his control. Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice.

(b)           Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records) (“Work Product”) belong to the Company or such Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.  Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work.  Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 2(b) to the contrary, the Company’s ownership of Work Product does not apply to any invention that Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that:  (a) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (b) result from any work that Executive performs for the Company or its Affiliates or Subsidiaries.

(c)           Third Party Information. Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Executive’s employment and thereafter, and without in any way limiting the provisions of Sections 2(a) and 2(b) above, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)           No Restriction on Executive’s Use of Prior Knowledge.  Nothing in this Section 2 or in the definitions of Proprietary Information or Third Party Information shall be construed to prevent Executive from using or disclosing any information known to him prior to the date of the Consulting Agreement, or his general knowledge and experience in future employment or business ventures, or information known or which becomes generally known to and available for use by the public other than as a direct or indirect result of Executive’s acts or omissions to act.

(e)           Use of Confidential Information of Prior Employers, etc. Executive will abide by any enforceable obligations contained in any agreements that Executive has entered into with his prior employers or other parties to whom Executive has an obligation of confidentiality.

(f)            Compelled Disclosure. If Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that Executive disclose Proprietary Information or Third Party Information, and if Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.             Nonsolicitation.

(a)           Nonsolicitation. As long as Executive is an employee of the Company or any Affiliate thereof, and for one (1) year thereafter, Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the employment relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any Person who was an employee of the Company or any Affiliate at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the business relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on or solicit any Person who was a customer or client of the Company or any Affiliate or (v) call on or solicit any Person who was a Prospective Client for any purpose which directly or indirectly competes with the business of the Company.  For purposes hereof, a “Prospective Client” means any Person whom the Company or any of its Affiliates has actually engaged in discussions with to become a client or customer at any time during the twelve (12) month period immediately preceding the date of Executive’s termination.

(b)           Acknowledgment. Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates. It is specifically recognized by Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting Executive as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to Executive hereunder, that such prohibitions are necessary and appropriate without regard to payments being made to Executive hereunder and that the Company would not enter this Agreement with Executive without the restrictions of this Section 3.  Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive Executive of his livelihood.  Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(c)           Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because Executive’s services are unique, because Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of Section 7(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

(d)           Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.             Definitions.

“Affiliate” of any Person means any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Board” means the Company’s board of directors or the board of directors or similar management body of any successor of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists — partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5.             Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class United States mail (postage prepaid, return receipt requested) or sent by reputable overnight courier service (charges prepaid) or by facsimile to the recipient at the address below indicated:

If to Executive:

Shawn Mohr

Tel No.:	( )
Fax No.:	( )

If to the Company:

26651 West Agoura Road

Calabasas, California 91302

Attention:	Chief Operating Officer
Tel No.:	(818) 871-3300
Fax No.:	(818) 880-0056

with a copy to:

Hogan & Hartson, LLP

555 Thirteenth Street, N.W.

Washington, D.C.  20004

Attention:	J. Hovey Kemp
Tel No.:	(202) 637-5623
Fax No.:	(202) 637-5910

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6.             Executive’s Representations and Warranties.  Executive represents and warrants that he has full and authority to enter into this Agreement and fully to perform his obligations hereunder, that he is not subject to any non-competition agreement, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others, including, but not limited to, proprietary information rights or interfere with any agreements he has with any prior employee.  Executive further represents and warrants that he is not obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, which would conflict with or result in a breach of this Agreement or which would in any manner interfere with the performance of his duties for the Company.

7.             General Provisions.

(a)           Expenses. Each party shall bear his or its own expenses in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)           Complete Agreement; Termination of Consulting Agreement. This Agreement, any documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  As of the Effective Date, without further action by any Person, the Consulting Agreement shall be superceded and terminated and shall no longer be in force or effect; it being understood that such termination shall have no effect on the stock option granted to Executive thereunder.

(d)           Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(e)           Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(f)            Choice of Law; Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

(g)           Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(h)           Amendment and Waiver. The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company, Executive and the Investor.

(i)            Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(j)            Termination. This Agreement shall survive the termination of Executive’s employment with the Company and shall remain in full force and effect after such termination.

(k)           No Waiver. A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(l)            Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on Executive in any amount or amounts considered available. Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(m)          Offset.  Except as prohibited by the California Labor Code, whenever the Company or any of its Subsidiaries is obligated to pay any sum to Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

(n)           Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

(o)           Insurance and Indemnification.  For the period from the date of this Agreement through at least the tenth anniversary of the Employee’s termination of employment from the Employer, the Employer shall maintain the Employee as an insured party on all directors’ and officers’ insurance maintained by the Employer for the benefit of its directors and officers on at least the same basis as all other covered individuals and provide the Employee with at least the same corporate indemnification as it provides to the peer executives of the Employer.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

ON ASSIGNMENT, INC.

By:	/s/ Peter T. Dameris
Name:	Peter T. Dameris
Title:	Executive Vice President, On Assignment. Inc.

/s/ Shawn Mohr
SHAWN MOHR